                                                              EXHIBIT (a)(5)(FF)

                                      A938

                                                                          Page 1

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC.,                )
and SIMON PROPERTY                         )
ACQUISITIONS, INC.,                        )
              Plaintiffs,                  )
                                           )
          vs.                              ) No. 02-74799
                                           )
TAUBMAN CENTERS, INC., A.                  )
ALFRED TAUBMAN, ROBERT S.                  )   ORIGINAL
TAUBMAN, LISA A. PAYNE,                    )
GRAHAM T. ALLISON, PETER                   )
KARMANOS, JR., WILLIAM S.                  )
TAUBMAN, ALLAN J. BLOOSTEIN,               )
JEROME A. CHAZEN, and S.                   )
PARKER GILBERT,                            )
                                           )
               Defendant.                  )
-------------------------------------------)


                   VIDEOTAPED DEPOSITION OF ALLAN J. BLOOSTEIN

                               New York, New York

                            Tuesday, January 14, 2003


Reported by:
Philip Rizzuti
JOB NO. 144079

Esquire Deposition Services                                      (212) 687- 8010

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     Special Joint Meeting of the Board of Directors of Taubman Centers Inc. and
     the Partnership Committee of the Taubman Realty Group Limited Partnership, August 17, 1998, TCI 85 to 131, marked for identification, as of this date.)

[BEGINNING OF EXCERPT]

     Q. Mr. Bloostein, the question I have for you is, looking over what we have marked as Bloostein Exhibit 1, under the heading committee members on the bottom half of the page?

     A.   Yes.

     Q.   Is that a list of the members of the partnership committee?

     A.   Yes.

     Q. And on the top half of the same page of Bloostein Exhibit 1, is that a list of the members of the REIT board of directors?

     A.   Yes.

     Q. You mentioned before, focussing on the REIT board of directors, that certain directors were independent directors?

     A.   Yes.

     Q. Can you tell me who were the independent directors on this list at the REIT level?

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     A.   At the REIT level, Claude Ballard, myself, Graham Allison, Jerome
Chazen and S. Parker Gilbert. I think there were five of us. Did I name five?

     Q.   That is right, even I did that math.

          So I understand that five of the eleven members were independent. In addition were certain members of the board affiliated with GM Pension Trust.

     A.   Yes.

     Q.   Who were they?

     A. Allen Reed; W. Allen Reed; Thomas Dobrowski, and I think that is all that were on that board, on the REIT board.

     Q. So there were two members of the REIT board that were affiliated with the GM Pension Trust?

     A.   Right.

     Q. That leaves four remaining members and were those four remaining members representatives of the Taubman family?

     A.   Robert Taubman; Robert Larson; Lisa Payne and Alfred Taubman,
A. Alfred Taubman.

     Q.   Those were the four Taubman family

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related members of the REIT board?

     A. Well, they were not family members, all of them, Lisa Payne wasn't a family member and Bob Larson wasn't a family member, but they were all Taubman directors.

     Q.   What do you mean by Taubman directors?

     A.   They were named by Taubman.

     Q. If I can ask you to perform a similar exercise with the partnership committee members, could you identify perhaps first the independent members of the partnership committee?

     A. Claude Ballard, Graham Allison, myself, Allan Bloostein, Jerome Chazen and Parker Gilbert. S. Parker Gilbert.

     Q. I believe you said before, it is the five independent directors on the REIT board, who are also independent directors on the partnership committee?

     A.   Yes.

     Q. In addition could you identify the representatives on the partnership committee who were affiliated with GM Pension Trust?

     A.   Joseph Azrack; Tom Dobrowski; Ronald M. Pastore and W. Allen Reed.

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     Q.   The remaining four people on the partnership committee were representatives of the Taubman's?

     A.   Yes. Bob Larson, Lisa Payne, Alfred Taubman and Robert Taubman.

     Q.   Thank you.

          MR. REISBERG: I would ask the court reporter to mark as Bloostein
     Exhibit 2, a demonstrative exhibit that I have prepared to assist me today. It is a schematic diagram.

          (Bloostein Exhibit 2, schematic diagram, marked for identification, as of this date.)

     A. I think that if I were doing this, I would have part the operating partnership on the top and the REIT board on the bottom.

          MR. SCHWARTZ: Why don't you wait until he asks a question.

          THE WITNESS: I thought I would be helpful.

     Q. In fact it is, but let me ask you a question so you can answer it again.

     A.   Okay.

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     Q.   Looking at this Bloostein Exhibit 2, which I have prepared, would you agree with me that as to the schematic on the REIT board, that the REIT board of directors had eleven members in 1998?

     A.   Yes.

     Q. As we have been discussing, those -- the members of the board could be divided into two which were affiliated with the GM Pension Trust, five independent members and four Taubman directors?

     A.   Yes.

     Q. Turning then to the operating partnership, would you agree with me that in 1998 the operating partnership had thirteen members?

     A.   Yes.

[END OF EXCERPT]

     Q. As we have been discussing, those 13 members can be divided into the three groups shown here?

     A.   Yes, that is correct.

     Q. From your point of view are there any changes that you would want to make to this Bloostein Exhibit 2 schematic?

          MR. SCHWARTZ: Objection to form.

     A.   Well, only that if I were laying it

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out, I would lay it out differently as I said, the operating partnership real was the group that made the decisions. The board merely carried out the decisions of the partnership.

[BEGINNING OF EXCERPT]

     Q. In 1998 did there come a time when you and the other members of the partnership committee began to consider a possible transaction with GM Pension Trust?

     A.   Yes. There was a time.

     Q. Is it correct that in 1998 that the GM Pension Trust wanted to reduce it's ownership interest in the partnership?

     A. In essence, yes. They were looking for a way to do that. They wanted greater control of the real estate.

     Q. Is it correct that the GM Pension Trust wanted to sell it's interest in the partnership back to the partnership?

     A.   I don't recall that.

     Q. What do you recall the GM Pension Trust wanting to do in 1998 in regard to it's ownership interest in the partnership?

     A. I think that they were looking to do something, to work something out that would be,

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that would fit their bill of -- I think they asked for a committee, that is right. They asked for a committee to study ways of increasing the amount of control that they would have on the real estate in this group.

     Q. Do you recall that in 1998 the GM Pension Trust was unhappy with the performance of their investment?

     A. Yes. That is true. I mean to what degree, I think there were a lot of people that were unhappy with the performance. It was not just GM. A number of people complained about the stock price, I complained about the stock price.

     Q.   And what were your concerns about the stock price in 1998?

     A. It was too low. Actually the net asset value of the company was such that we just couldn't quite understand why the stock price was so low. We thought that it might have been the way the corporate governance was, certainly General Motors brought that up, that it was an issue. But we were all quite, let's say perturbed, I don't know if you could say perturbed, but really surprised that the stock price was not considerably higher. But that

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is true about General Motors.

          They had a couple of directors I think who represented them, that came from AEW, who were quite knowledgeable on -- about real estate. And they were, they had made comments from time to time about the stock price was too low.

     Q. Now, there came a time in 1998 when a transaction was entered into with General Motors pension trust, pursuant to which General Motors sold it's interest back to the partnership in exchange for ten shopping centers, do you recall that?

     A. I don't remember the mechanics, but I do remember that -- yes, I remember they had 37 percent of the stock, they exchanged that for ten shopping centers. Ten of the more mature shopping centers.

     Q. What was your understanding of what GM wanted to accomplish as a result of that exchange transaction?

     A. Well, they had a huge, as I learned over time, because it was not just at board meetings, we would fly back and forth on the plane together, they had a large investment in this company, large

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real estate investment. I mean much larger I guess than with anybody else. And it -- which is one of the reasons they were concerned about stock price. But it became rather clear that they wanted to reduce the size of their investment in one way or another, as I remember it.

[END OF EXCERPT]

     Q.   Do you remember what the -- let me ask you a different way.

          Did you ever have any discussions with Alfred Taubman regarding what became the, what I will call the GM exchange transaction?

     A.   Never.

     Q. Did you ever have any discussions with Robert Taubman regarding the GM exchange transaction?

     A. Personal conversations or -- we had conversations at the board level. I don't think -- I don't remember just -- we had a lot of conversations related to this thing. We had -- but really only after that special committee was set up.

     Q.   What do you recall about the special committee?

     A.   That the special committee was formed --

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     Q.   Did the special committee also hire it's own law firm, do you know?

     A.   Yes.

     Q.   Who was that?

     A.   Shearman & Sterling.

[BEGINNING OF EXCERPT]

     Q. In connection with these discussions, is it also correct that the Taubman's also hired their own advisors?

     A.   I really don't know. That might have come up, I really don't remember.

     Q. Do you recall whether or not the investment bank of Goldman, Sachs was in any way involved in the 1998 transaction involving General Motors pension trust?

     A.   Well I certainly didn't know about it at the time.

     Q.   Do you know about it today?

     A. I know about it today because I read it in the deposition, that Parker Gilbert deposition. It came up in that deposition, I didn't know it at the time.

     Q. What is your current understanding of what role Goldman, Sachs played in 1998 in connection with the GM transaction?

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     A.   Well, I think that Goldman, Sachs gave advice to the family.

[END OF EXCERPT]

     Q. Do you recall that in 1998 the law firm of Wachtell, Lipton was also involved in the 1998 transaction with GM?

     A.   I really don't recall.

     Q. Do you understand today that Wachtell, Lipton represented the Taubman family in connection with the discussions concerning that transaction?

     A. Actually I have not -- I didn't remember. I guess -- I mean my memory is not good, so they might have, I don't remember it.

     Q. Putting aside the cast of players for a moment, and focussing just on the transaction itself, can you tell me as best as you can recall based upon any conversations you had in the board meeting or outside the board meeting, what the position was of the Taubman family as to whether or not to do the GM exchange transaction?

          MR. SCHWARTZ: Objection to the form. You can answer over that objection.

     A. Well, I can tell you that the Taubman family was always very accommodating to General Motors. They were partners for a long time. Made

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why our stock price wasn't higher. The performance we thought was pretty good.
And we were -- we constantly came up with thoughts and ideas to make it better. We looked at the comparisons with other shopping center developers, and frankly it was a mystery.

[BEGINNING OF EXCERPT]

     Q. As I understand it, one reason put forward as to why the stock price might be too low was because the company had an operating partnership committee; is that correct?

     A. Well, we had a partnership committee and we had a -- we had the REIT. This two tier kind of thing, I guess that was one of the elements. We ultimately simplified it with this transaction. That was one of the reasons -- not the reason for the transaction, but one of the reasons for the transaction, to simplify it.

[END OF EXCERPT]

     Q. Mr. Bloostein, if I could ask you to look to the chart that we marked as Exhibit 2. As we have discussed, the five members of the -- sorry, the five independent directors of the REIT were also on the partnership committee; is that correct?

     A.   Yes.

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what went on?

[BEGINNING OF EXCERPT]

     Q. We believe that the Goldman, Sachs sort of notebook, their notes during the time that the transaction was being negotiated.

          Do you remember in 1998 in connection with the GM exchange, that an issue came up regarding whether or not there should be a shareholder vote.

          MR. DiPRIMA: Objection.

     A. No. No. I am a very careful director. I mean I have been a director of other companies. And I have listened to, I have read what Parker had to say, I know that if there was -- if there needed to be a shareholder vote in any of these transactions, I would raise my hand and say, if the lawyers say we need a shareholder vote, let's have a shareholder vote.

          It would never ever cross my mind to challenge the lawyers on this situation. So no, it didn't come up. Now, it may have come up in those sessions, I don't know, but it never came up in our discussions, shareholder vote.

[END OF EXCERPT]

     Q. You understand Mr. Bloostein that shareholder votes are required for some

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of these handwritten notes to see if they refresh your recollection regarding the topics that they seem to refer to.

          I would like to start at the bottom of page 892, where it says Bobby, status quo is not acceptable. Fought by GM each step of way. Take shareholder vote course with risks question mark, and company will be put in play. Do you see that.

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q.   Do you have an understanding of what the term in play means?

     A.   Yes.

     Q.   What is your understanding?

     A. That somebody could pop up and try to buy the company or somebodies could pop up and try to buy the company.

     Q. Does this handwritten note help refresh your recollection that during the negotiations of possible structures for the deal, that Bobby Taubman's view was that the status quo with GM was not acceptable?

     A.   No.

     Q. Does this help refresh your recollection that during the course of the negotiating of the

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deal, that Bobby Taubman's view was that if a shareholder vote was required, that that would put the company in play?

          MR. SCHWARTZ: Object to the form.

     A. The answer is no. I mean it just never came up. Now, it might have come up at a session with this group, but never came up, I never heard it. It didn't come up as far as it concerned me. Anything is possible, I am not saying it couldn't have happened, but I mean these notes --

[END OF EXCERPT]

          MR. SCHWARTZ: That is enough, you have indicated enough. ?

          THE WITNESS: Okay.

     Q. I have only two more pages to show you and then I will move off this exhibit?

     A.   Okay.

     Q.   The next page I would ask you to turn to is GS 992?

     A.   99 what?

     Q.   992.

     A.   Yes.

     Q. Before I ask you the particular question on this page. Was there a person in 1998 named Miro?

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it's beginning in 1992.

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. Is it correct that decisions by the board of directors of the REIT required an affirmative vote of majority of the directors?

     A.   Yes.

     Q. And that if an issue came up before the board and the five independent directors and the two GM Pension Trust directors were in favor of it, that that could be approved by the board of a vote of 7, because they were a majority?

     A.   Yes.

     Q.   That is true even if the Taubman directors were opposed to the action?

     A.   Yes.

     Q. So it is also true that at least in 1998 that the Taubman directors did not have any veto authority at the board level of the REIT?

          MR. SCHWARTZ: Object to the form.

     A.   No.

     Q. I made a classic lawyers mistake, I asked a question for which you could answer yes or no and it would be easily ambiguous both ways.

          So let me rephrase it.

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     A.   Please.

     Q. In 1998 did the Taubman board members have a veto over decisions by the board of directors of the REIT?

     A.   No.

[END OF EXCERPT]

     Q. I would like to give you a hypothetical question to try to illustrate this point.

          I would like you to assume that in 1998 the GM directors and the independent directors determined that it was in the best interest of the REIT for the REIT to merge and be sold to a company owned by Calpers, or Teacher's Pension Fund.

          In that situation could the Taubman family have prevented a sale of the company to Calpers or the Teacher's Pension Fund?

          MR. SCHWARTZ: I have to strenuously object to asking a fact witness hypothetical questions of this sort. We did not retain Mr. Bloostein as any kind of expert, and I don't think hypothetical questions have any place in fact discovery.

          Beyond that, the particular hypothetical you have posed is so full of holes that not even an expert could testify

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     asked him a few minutes ago, but anyway, you can answer the question Mr.
     Bloostein.

     A. Well, the -- first of all the experience that I have had is that the pension fund and the Taubman family would usually have to come to terms with any kind of decision. The independent directors might vote for something, they might vote for something, but the pension fund people and the Taubman family usually were of one mind. They usually came to the same conclusion. I think that -- I don't know whether they had a special agreement or a long-term relationship, but that is how I will answer.

     Q. You are not aware of any contractual requirement that the GM directors have to get the consent of the Taubman directors as to how they vote?

     A.   No.

[BEGINNING OF EXCERPT]

     Q. I would now like to take a look at the operating partnership level. And there is a partnership committee of 13 members, right?

     A.   Yes.

     Q. My question to you is that, isn't it true that decisions at the operating partnership

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committee level were also by majority vote?

     A.   Yes.

     Q. Is it also true that the Taubman family members of the partnership committee did not have a veto right over any decision by the partnership committee?

     A.   No. There was no veto right.

[END OF EXCERPT]

     Q. So at the partnership committee level if the five independent directors and the four GM Pension Trust members were in favor of a particular transaction, they could approve it even if the Taubman family was opposed?

     A. I would answer it the same way that I just answered the prior one. But yes, they could. But I would say the likelihood of that happening was not great.

     Q.   And the reason the likelihood of that happening is not great is what?

     A. Because GM and Taubman were mutually accommodating, at least to the extent of my own experience and observation. I don't know what happened on that special committee. I mean --

          MR. SCHWARTZ: Wait for the next question.

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you again Exhibit 1, which is the minutes of the board of directors meeting and the partnership meeting?

     A.   YES.

[BEGINNING OF EXCERPT]

     Q.   Is it correct that the minutes that we have marked as Bloostein
Exhibit 1 are the minutes of a joint meeting at which the REIT board and the partnership committee was asked to review and approve the GM exchange?

     A.   Yes.

     Q.   Do you recall being present at that meeting?

     A.   Yes.

     Q. I want to ask you now only about that portion of the transaction that involved the exchange between GM and the partnership of it's ownership interest for the malls, and not anything about the corporate governance changes that were approved at that meeting, okay?

     A.   Yes.

     Q. In connection with the GM exchange itself, would you agree that the independent directors of the REIT had the authority to approve that transaction even had the Taubman family

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directors or members been opposed?

          MR. SCHWARTZ: Read back the question.

     Q. Focussing only on the GM portion of the transaction and not on the governance changes that were also agreed to at the meeting of August 17th, would you agree with me that the independent directors had the power to approve the GM exchange even had the Taubman directors opposed it?

     A. Well, I think we had the power to do it, but I don't think we would have -- I don't think we would have done it if they had opposed it. Knowing what they knew about the centers themselves and how important each one of those centers were to the total -- to what was going to be left, no, I think that we would depend to a great degree on their judgment.

     Q. So as I understand your answer, you recognize and agree that had the independent directors wanted to, they had the power to approve it?

     A.   Yes.

     Q. Did you as a member of the board of directors of the REIT or the partnership committee ever consider simply exchanging the GM interest for

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the shopping centers without making any corporate governance changes at all?

     A.   Never came up.

     Q.   That option was never presented to you?

     A.   No.

[END OF EXCERPT]

     Q. In addition to the exchange with GM of ownership for property, there were also certain governance changes that were made at that time?

     A.   Yes.

     Q.   Can you tell me what changes you recall were made at the same time?

     A. Governance changes. There would no longer be four directors that would be appointed by the Taubman family. They can nominate, but not put four directors on the board. They also -- there was also the issue of the contract, before they had an operating contract for the centers that lasted for three years. Three year contract. That could be disposed of in a very short period of time, 30 or 60 or 90, I don't remember exactly.

          And the REIT became a majority holder once the General Motors disappeared from the scene, the REIT had over 60 percent of the stock and they had the controlling stock interest. We thought

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     Q.   What rights did the board give the Taubman family in connection with the series B or as a result of giving them the series B preferred shares?

     A. I don't remember any specific rights, except that they went from an ownership of about 19 percent to about 30 percent.

     Q. I am sorry, I just don't understand, can you explain to me how the Taubman ownership went from 19 percent to 30 odd percent?

     A.   When General Motors exited, everybody went up.

     Q. When you say that General Motors exited, everybody went up, that is the ownership interest in the operating partnership?

     A.   In the REIT.

[BEGINNING OF EXCERPT]

     Q. I might be able to pull a document to help you on this, or I could be mistaken, but wasn't it the case that prior to 1998 the Taubman family did not have any significant stock ownership in the REIT?

     A.   That is true. That is true.

[END OF EXCERPT]

     Q. That prior to 1998 the ownership interest of the Taubman family was at the

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had a fabulous attorney there from -- by the name of Bill King who worked with us during that whole period from 1992 on until 1998. He was just retiring as a matter of fact, he was going to retire shortly after that session.

          I know we, all the independent directors used him, but I particularly used him whenever I had any kind of question, and I decided along with I guess a couple of the other independent directors, to come up, that we needed somebody that we could ask questions of, just to get another opinion, get a second opinion. I got a second opinion when they did my operations, I wanted a second opinion with respect to this, it was very important.

[BEGINNING OF EXCERPT]

     Q. Do you recall during the board meeting of October 28th, that Mr. Emmerich of the Wachtell firm made a presentation to the board?

     A.   Yes.

     Q. Do you remember that Mr. Emmerich during that presentation told the board that the board can consider the futility of sale negotiations in light of the opposition of the Taubman family?

     A.   Yes. I remember that, because of the

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amount of shares they controlled. And the amount of ownership they had.

     Q. Do you recall that Mr. Emmerich told the board that as presently structured, the Simon proposal had no path to completion?

          MR. SCHWARTZ: Are you reading from the minutes, so the witness knows what page you are reading from.

     Q.   I am asking if the witness knows that?

     A.   I think so, I am not positive, but I think so, it sounds like it.

     Q. Do you recall that Mr. Emmerich told the board that any sale of the company to anyone would have to be supported by the Taubman family in order to be successful?

     A.   I think he indicated it was because of the number of shares they had.

     Q. What is your understanding of why it is that any sale of the company would require the support of the Taubman family to be successful?

     A. Well, as I recall and I remember asking this question in 1992, because we had it in the original charter of the company, that it took two thirds vote to change control. And so if I am not

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mistaken, at that point Taubman had about 30 percent of the votes. And I guess that is what he determined was enough to keep control.

[END OF EXCERPT]

     Q. About 30 percent of the votes that the Taubman's had, isn't it true that they got those 30 percent as a result of being given the series B preferred in 1998?

     A. Yes. But that is also as a result of General Motors taking their ten malls and everybody had an increase in their ownership after that was done, there were a number of other partners in the group that also had an increase in their ownership, as a matter of fact, the REIT had an increase in their ownership as a result of that, it was not just Taubman. Taubman, the partners and the REIT.

     Q. Let me ask you to look back for a minute to Bloostein Exhibit 2, which is this chart that we put together. Isn't it correct that prior to 1998 that the Taubman family did not have any significant share ownership of the REIT?

     A. No, I understand they didn't, because it was a -- that is why they had this two tier situation, with the operating partnership and the REIT, there were tax reasons for that.

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ownership interest of the Taubman family and others, unit holders, in the partnership went up?

     A.   With the exchange, yes.

     Q. In fact the REIT's percentage ownership also went up because the GM portion was divided between the two?

     A. I think that became a very plus governance issue, positive thing for the REIT itself. That the majority of the shares, public shares, I think it was 60 some odd percent.

[BEGINNING OF EXCERPT]

     Q. If I could ask you to turn to page 5 of Exhibit 6 for a moment, that is a chart that purports to show ownership post the GM transaction, do you see that?

     A.   Yes.

     Q. Now that GM has sold it's ownership interest back to the partnership, the percentage ownership of the REIT went up to around 63 percent?

     A.   Right.

     Q. And the percentage ownership of the Taubman family and the other unit holders went up to about 37 percent, do you see that?

     A.   Yes.

     Q.   My question to you is, isn't it correct

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that as a result of the GM transaction, the Taubman family's ownership of the public company, the REIT, was unaffected?

     A. I guess so. Based on these numbers, again, I am sort of confused, because the operating partnership -- the answer is yes.

     Q. And isn't it also the case that the 30 percent voting interest that the Taubman family now have is the result of them getting series B preferred stock in the REIT, the public company, in 1998?

     A.   Yes. Yes.

     Q. We talked before that Mr. Emmerich had told the board that the Simon proposal was futile because of the opposition of the company, do you remember that?

     A.   Yes.

     Q.   Can you explain to me why that is the case?

     A. Because a two thirds vote was necessary to change control, and the Simon proposal was to buy the company. That would have changed control.

     Q. That two thirds vote is necessary because under the law, two thirds of the public

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shareholders have to approve a merger agreement?

          MR. SCHWARTZ: Object to the form.

     Q.   I will rephrase it.

          Is it correct that the reason a two thirds vote is necessary is that two thirds of the shareholders have to approve a merger agreement.

          MR. SCHWARTZ: Still object to the form. But you can answer.

     A.   Yes.

[END OF EXCERPT]

     Q. Mr. Bloostein, can we agree that prior to the Taubman's being given the series B preferred stock in 1998, that they didn't have a third of the voting power of the public company?

     A. That is true as far as it goes. But in essence they didn't have the voting power by themselves, but they had a partner in the partnership called. General Motors, and it became clear to me over the years that I was on the board that General Motors and Taubman accommodated each other. They were friendly with each other, they had a long history of very successful business between them.

          I don't believe that General Motors if Taubman objected to it, and vice versa by the way,

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     A.   Say it again.

[BEGINNING OF EXCERPT]

     Q. If the independent directors and the GM directors, seven directors in total, had agreed that a sale of the company was in the best interest of the company, we have agreed that they could have signed and approved a merger agreement?

     A. Yes. But I -- but I made another comment as well, but the answer to that one is yes.

     Q. You have also told me that any sale of the company would require a two thirds vote by the public shareholders; is that correct?

     A.   Yes.

     Q. In 1998 if the GM directors and the independent directors had decided that a sale of the company was in the best interest of the company, isn't it correct that the Taubman family could not stop that sale?

          MR. SCHWARTZ: Object to the form.

     A. Yes. They could have done it if it was as black and white as you painted it. Just we are all --

     Q. Just so your answer is clear, when you say yes, they could have done it, what do you mean?

     A.   Well, if the General Motors members of

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the committee and the independent directors were to have both agreed that a sale was in the best interest of the company, and they both voted for it, yes, they could have voted to have a sale.

     Q. And when that vote -- when that merger agreement came to vote of the public shareholders, the Taubman family would not have been able to have defeated the vote because they did not own shares in the public company?

     A.   Before 1998 that is correct.

     Q. Today the Taubman family has the ability to defeat any merger proposal when it comes before the shareholders for a vote?

     A.   Right. Right. Yes. That is true.

[END OF EXCERPT]

     Q. So would you agree with me that one effect of the giving of the series B preferred shares to the Taubman's, was that the Taubman family for the first time has been given the ability to block a sale of the REIT?

     A. Well, but there is a big difference though, and the big difference is that General Motors doesn't exist any more in this picture. And all of a sudden the ownership percentages change with their coming out of the picture. All of a

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     A.   Yes.

     Q. Isn't it true that as a result of giving the Taubman's the series B preferred stock, the Taubman family was given for the very first time the right to block a sale of the REIT?

          MR. SCHWARTZ: I think this is repetitive and badgering, counsel. You ought to move on. You asked the question, you got the witness' testimony.

     A. I mean the reality is, it was not something that was -- it was not something that we were not aware of, and while they had just a little less than 30 percent, it was not a full third of the vote.

          MR. SCHWARTZ: Could I have the testimony reread.

          (Record read.)

[BEGINNING OF EXCERPT]

     Q. In 1998 when you were considering whether or not to give the Taubman's the series B preferred stock, were you told by your advisors that one effect of giving them the stock would give them an effective veto over any sale of the REIT?

     A.   I don't recall that.

     Q.   In 1998 when you were considering giving

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the Taubman's the series B preferred stock, was that something that you considered?

     A.   No, I really didn't.

     Q. Do you think it would have been important to your decision had the advisers told you in 1998 that one effect of giving the Taubman's the series B preferred stock was to give them a veto over a sale of the company for the first time?

     A.   It might have.

[END OF EXCERPT]

     Q. Do you think the public shareholders of whom you are an independent director -- sorry, do you think as an independent director, do you think the public shareholders were benefitted or harmed by giving the Taubman family a veto for the first time over a sale of the REIT?

          MR. SCHWARTZ: Object to the form of the question. You are singling out -- I object to the form of the question.

     A. I think you just have to remember one thing, that there was always a two thirds requirement from day one, that -- for a takeover of the company. I asked that question back in '92, and I asked whether it was usual back in '92, and the answer I got was that it was not unusual.

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There were plenty of companies, many companies that had that rule. That is the last time that I really thought seriously about it, until this transaction, and then it occurred to me.

          It was not a critical issue for me because I always, for all intents and purposes prior to this agreement the General Motors and Taubman could have always defeated any kind of takeover, and in my mind I saw them as one, not as two.

     Q. But, Mr. Bloostein, isn't it correct that General Motors and the Taubman's are separate entities?

     A.   Absolutely true.

[BEGINNING OF EXCERPT]

     Q. Isn't it true that the Taubman's did not have the power to block or veto a sale of the company without General Motors' support?

     A.   That is correct.

     Q. So in 1998 as a result of the giving to the Taubman's the series B preferred, the Taubman's got a direct veto right for the first time?

     A.   That is correct.

[END OF EXCERPT]

     Q. My question to you is as an independent director, was that something that was beneficial or

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harmful to the -- was that something -- strike that.

          As an independent director in 1998, in your view was giving the Taubman's a veto over a sale of the public company for the first time something that benefitted the public shareholders?

     A.   I didn't see that as a problem.

     Q.   Can you explain to me why not?

     A. Because the family had built the business, they were very -- they were an integral part of the business. They ran the business. They had a enormous knowledge of the business. So they to a great degree were the business, they had built the business over 50 years, it was their decisions that made the company what it was, and I really didn't see it as a problem.

[BEGINNING OF EXCERPT]

     Q.   Now, you were a director in 1992 when the company first went public?

     A.   Yes.

     Q. In 1992 the Taubman's made a decision to keep their ownership interest in the partnership and to sell shares to the public in the REIT, right?

     A.   Yes.

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     Q.   You understand and I promise you I will not ask you the reasons for this, that there are valuable tax advantages to the Taubman family by adopting that structure?

     A.   Yes, and I have been reminded of that.

[END OF EXCERPT]

     Q. In 1992 when the Taubman family decided to sell shares in the public company to the public, they did not have in that original structure a veto right over the sale of the REIT, that is correct, isn't it?

     A.   That is correct.

     Q.   That is the way it was from 1992 to 1998?

     A.   That is correct.

     Q. During that time the Taubman family were the same people that they were before, they were the people that found the company?

     A.   That is correct.

     Q. In 1998 you made a decision which had the effect of giving the Taubman family for the first time a veto over a sale of the public company, and my question to you is, don't you think that action was against the best interests of the public shareholders?

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thirds requirement to make a -- to do for a change of control. That was in the original charter of the company and it really has not changed any. The only change is that because of their economic interest they got a voting interest to match their economic interest. And I don't think that what we did was improper or wrong.

          I didn't consider it, especially at the time, I didn't think of it as something that was not proper and right. I thought of it just as the other independent directors. Actually everybody on the board didn't think of it as a problem, we all voted for it.

[BEGINNING OF EXCERPT]

     Q. Do you remember any discussions among the board members on the specific topic that by giving the Taubman's the series B preferred stock they would effectively give them a veto over the sale of the public company?

     A. I am sure that it didn't escape the independent directors. But there was no conversation.

[END OF EXCERPT]

     Q. Do you think that that was an important enough change that it should have been highlighted to the independent directors by their advisors?

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paragraph, the paragraph that begins: Mr. Emmerich then reviewed the current structure of the corporation. Do you see that?

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. I want to read to you the second sentence of that paragraph and then ask you a question about it: Mr. Emmerich noted that the company's articles of incorporation also have a share ownership limitation that is 8.23 percent, but which allows the board to increase that limit to 9.9 percent; and that a two thirds shareholder vote would be required to amend that limitation.

          Do you see that?

     A.   Yes.

     Q. What is your understanding of what provision Mr. Emmerich is talking about?

     A.   Well, it is whether or not that anybody can go out and buy more than
2.3 percent.

          MR. SCHWARTZ: I think you mis-spoke. I think it was 8.23 percent.

     A.   8.23 percent.

     Q. It is correct that this limitation that any person is limited to buying 8.23 percent of the public stock of the company is a restriction

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contained in the company's articles of incorporation?

     A.   Say that again, please.

     Q. Is it correct that this restriction on anyone buying more than 8.23 percent is a restriction contained in the company's articles of incorporation?

     A.   Yes.

     Q. In the case of the Taubman Company, this provision requires two thirds shareholder vote in order for that to be changed?

     A.   Correct.

          MR. SCHWARTZ: Object to the form.

     Q. Isn't it correct that as a result of giving the Taubman's the series B preferred stock, that the Taubman family now also has the effective power to veto any lifting of this 8.23 percent restriction?

     A.   I wouldn't say veto, but yes, the crux of your point, yes.

[END OF EXCERPT]

     Q. Mr. Bloostein, you understand the difference between a merger proposal that is negotiated and a tender offer, right?

     A.   Yes.

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     A.   By submitting their -- in the tender offer, submitting 25 percent of their shares.

          MR. SCHWARTZ: Is there a good time for a break.

          MR. REISBERG: Sure, good answer.

          THE VIDEOGRAPHER: The time is 2:35, we are going off the record.

          (Recess taken.)

          THE VIDEOGRAPHER: The time is 2:49, we are back on the record.

     A.   Ready.

     Q. Mr. Bloostein, I would like to refer to this 8.23 percent restriction as the excess share provision, is that okay with you?

     A.   Sure.

[BEGINNING OF EXCERPT]

     Q. Is it correct that if anyone purchases shares in violation of the excess share provision, that the shares that they purchase have no voting rights?

     A.   Yes.

     Q. And isn't it also true that no one proposing a tender offer would agree to purchase shares from the public shareholders under that tender offer unless the excess share provision

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condition was lifted?

     A.   I guess not.

[END OF EXCERPT]

     Q. So it is the case that the Taubman family, because of their voting rights under the series B preferred stock can effectively prevent the excess share provision from being lifted?

     A. That is probably true, but you are not looking at whole transaction. I mean we are looking at a section of this transaction, when I think back to this whole thing, everybody benefitted from this. General Motors benefitted from it. Taubman benefitted from it. And the REIT became the dominant part of the proposition there. You got 60 odd percent of the stock, we really became more independent than ever before.

          And General Motors wouldn't have agreed to a deal like this unless Taubman, had agreed to a, to the deal to begin with, this was a negotiation from what I understand, but the bottom line is that you are dealing with two very tight partners over a long period of time, that is how this whole thing evolved, this is how the whole transaction evolved. You think that if General Motors wasn't really unhappy with Taubman and the relationship, that

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committee level, earlier today we were talking about the fact that votes that the operating partnership committee were by majority, do you remember that testimony?

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. I am asking you that isn't it the case that the independent directors could have approved the exchange with GM even without the Taubman family's consent?

          MR. SCHWARTZ: Object to the form. You can still answer.

     A.   I guess they could. They could have, yes.

     Q. Did any of your advisors in 1998 ever tell you that the independent directors could have approved an exchange agreement with GM without the Taubman family consent?

     A. I don't recall. But I -- I don't recall that, no. But they may have. They might have, but I don't recall it.

[END OF EXCERPT]

     Q. Would you agree with me that from the standpoint of the public shareholders, that the public shareholders --

     A.   Well, everyone -- there were three

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what was best for the public shareholders, was best for this whole group, because it wouldn't have happened if the whole group hadn't agreed. To make the deal, you had to have each party to the deal agree without making. Without getting them all to agree, you didn't have a deal.

[BEGINNING OF EXCERPT]

     Q. Mr. Bloostein, were you led to believe in 1998 that in order for the GM transaction to be approved, that the Taubman family had to consent?

     A.   Yes.

[END OF EXCERPT]

     Q.   What is the basis -- who do you think told you that?

     A. I don't think anybody had to tell me that, I saw a negotiation that had taken place, it certainly, we knew it was not a quick or easy negotiations, everybody negotiated for their own needs. And I think I came to terms when it was all over and I know it was a happy day for everybody. They you'll embraced each other when this thing was completed.

[BEGINNING OF EXCERPT]

     Q. Did any of your advisors in 1998 propose to you a transaction or structure for this transaction that did not involve giving the Taubman's the series B preferred stock?

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     A.   No. I would ask --

          MR. SCHWARTZ: Just let him ask the next question.

     A. Not that I can remember, I don't believe so, no. It is easy to remember 2002 rather --

[END OF EXCERPT]

          MR. SCHWARTZ: Allan.

     Q. Slightly different question, not completely different, but slightly different topic.

          We had talked earlier today, I had asked you a question, I believe your testimony was that as a board member and as a person that has been on a number of boards, did you consider the issue of whether or not a board should support an acquisition proposal to be one of the most serious questions that a board is ever called upon to decide.

     A.   Absolutely.

     Q. Isn't it correct that in 1998 that you as an independent member of the board of the REIT had the power to decide whether or not to support an acquisition or sale of the Taubman Company?

          MR. SCHWARTZ: Object to the form.

     A.   I certainly was one of many.

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     A.   Yes. They are all officers.

[BEGINNING OF EXCERPT]

     Q. At this recent meeting in October of 2002, you were told by your legal advisors that any offer opposed by the family would be futile?

     A.   Yes.

     Q. And that is because of the 30 odd percent holdings that the Taubman family had?

     A.   Yes.

     Q. So isn't it true that as a result of the series B preferred stock, the board of directors no longer has the effective power to effect a sale of the company even for a proposal that it was in favor of?

          MR. HENNEY: Objection to the form of the question.

          THE WITNESS: Say again.

          MR. HENNEY: I am preserving our objection.

          THE WITNESS: I am finally getting the gist of this thing.

     A.   Say it again.

     Q.   I ask the court reporter to read that back.

          (Record read.)

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     A.   Yes. However, from a legal point of view, that is probably accurate, but from a -- why wouldn't the Taubman family, the other three members go along with, assuming that we decided that the offer was right, why wouldn't they assume that the offer was right.

          Right now on the basis of the current offer, the family as well as the independent directors have rejected the offer, it was insufficient. Let's suppose that a sufficient offer were to reach the board, why are you assuming that the Taubman's would reject it. They never told us that they would reject an offer that was sufficient.

[END OF EXCERPT]

     Q.   Is Robert S. Taubman employed by the REIT?

     A.   Yes.

     Q.   Do you know his position?

     A.   CEO.

     Q. In the event of a sale of the company, isn't it likely that Robert Taubman would lose his job as CEO?

     A.   It is possible.

     Q.   Is William S. Taubman employed by the

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